The information in this pricing supplement is not complete and may be changed.  We may not deliver these securities until a final pricing supplement is delivered.  This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, Preliminary Pricing Supplement dated February 16, 2010

PROSPECTUS dated December 23, 2008	Pricing Supplement No. 310 to
PROSPECTUS SUPPLEMENT dated December 23, 2008	Registration Statement No. 333-156423
Dated February , 2010
Rule 424(b)(2)
$
GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes
_____________________
PLUS due August 25, 2011
Based on the Performance of a Hybrid Basket Composed of Shares of the iShares® MSCI Japan Index Fund and Three Precious Metals (the “PLUS”)
Unlike ordinary debt securities, the PLUS do not pay interest and do not guarantee any return of principal at maturity.  Instead, at maturity, you will receive for each $1,000 stated principal amount of PLUS that you hold, an amount in cash based upon the performance, as determined on the valuation date, of a weighted basket composed of shares of the iShares® MSCI Japan Index Fund, which we refer to as the Japan shares, and platinum, silver and gold, which we refer to as the basket commodities, and, together with the Japan shares, as the basket components.  If the basket as a whole declines in value, the payment at maturity will be less than the $1,000 stated principal amount.  There is no minimum payment at maturity on the PLUS.  The PLUS are senior unsecured obligations of Morgan Stanley, and all payments on the PLUS are subject to the credit risk of Morgan Stanley.
•	The stated principal amount of each PLUS is $1,000.
•	We will not pay interest on the PLUS.
•	At maturity, you will receive an amount per PLUS based on the performance of the basket.
º
If the basket appreciates as a whole, you will receive for each $1,000 stated principal amount of PLUS that you hold a payment at maturity equal to $1,000 plus the leveraged upside payment.  The leveraged upside payment will equal $1,000 times the basket percent increase times 200%, which we refer to as the leverage factor, subject to a maximum total payment at maturity, which is $1,188 to $1,228 per PLUS, or 118.8% to 122.8% of the stated principal amount. The actual maximum payment at maturity will be determined on the day we price the PLUS for initial sale to the public, which we refer to as the pricing date.

º
If the basket depreciates as whole or does not appreciate, you will receive for each $1,000 stated principal amount of PLUS that you hold a payment at maturity equal to (i) $1,000 times (ii) the basket performance factor, which will be an amount less than or equal to, and possibly significantly less than, the $1,000 stated principal amount of the PLUS and could be zero.

•
The basket percent increase will equal the sum of the products of (i) the final price for each basket component minus the initial price for such basket component divided by the initial price of such basket component times (ii) the basket weighting for such basket component.

º
The initial price for each basket component will equal (i) in the case of the Japan shares, the closing price of one share of the Japan shares on the pricing date, (ii) in the case of platinum, the afternoon fixing price per troy ounce gross of platinum for delivery in Zurich through a member of the London Platinum and Palladium Market (the “LPPM”) authorized to effect such delivery, stated in U.S. dollars, as calculated and published by the LPPM on the pricing date, (iii) in the case of silver, the fixing price per troy ounce of silver for delivery in London through a member of the LBMA authorized to effect such delivery, stated in U.S. cents, as calculated and published by the London Silver Market on the pricing date, and (iv) in the case of gold, the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery, stated in U.S. dollars, as calculated and published by the London Gold Market, on the pricing date. The determination of the initial price of each basket component will be subject to postponement for each basket component separately in the event of a market disruption event on the pricing date.

º
The final price for each basket component will equal (i) in the case of the Japan shares, the closing price of one share of the Japan shares on the valuation date times the adjustment factor for the Japan shares on such date, and (ii) in the case of each basket commodity, the price corresponding to that set out in the definition of initial price, each as determined on the valuation date.

º	The adjustment factor for the Japan shares will initially be set at 1.0 and may be adjusted to reflect certain corporate events relating to the Japan shares.
•
The basket performance factor will equal the sum of the products of (i) the final price for each basket component divided by the initial price for such basket component times (ii) the basket weighting for such basket component.

•	The valuation date will be August 22, 2011, subject to postponement for each basket component separately in the event of a market disruption event.
•	The basket weightings are 50% for the Japan shares, 20% for platinum and 15% for each of silver and gold.
•	Investing in the PLUS is not equivalent to investing in the basket or the basket components.
•	The PLUS will not be listed on any securities exchange.
•	The CUSIP number for the PLUS is 617482KQ6.
•	The ISIN for the PLUS is US617482KQ63.
You should read the more detailed description of the PLUS in this pricing supplement.  In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of PLUS.”
The PLUS are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS-11.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.
_____________________
PRICE $1,000 PER PLUS
	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per PLUS	$1,000	$17.10	$982.90
Total	$	$	$
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. Incorporated, a fixed sales commission of $17.10 for each security they sell.  See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.  For additional information see “Plan of Distribution” in the accompanying prospectus supplement.

The agent for this offering, Morgan Stanley & Co. Incorporated, is our wholly-owned subsidiary.  See “Description of PLUS—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”
The PLUS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the PLUS and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the PLUS, see the section of this pricing supplement called “Description of PLUS–Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the PLUS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The PLUS have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The PLUS may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The PLUS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the PLUS or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

No action has been taken to permit an offering of the PLUS to the public in Hong Kong as the PLUS have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the PLUS, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the PLUS which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

The PLUS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

The Agent and each dealer represent and agree that they will not offer or sell the PLUS nor make the PLUS the subject of an invitation for subscription or purchase, nor will they circulate or distribute the pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the PLUS, whether directly or indirectly, to persons in Singapore other than:

(a)  an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)  an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)  a person who acquires the PLUS for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)   otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the PLUS we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”
The PLUS offered are medium-term debt securities of Morgan Stanley.  The return on the PLUS at maturity is based on the performance, as determined on the valuation date, of a weighted basket composed of shares of the iShares® MSCI Japan Index Fund, which we refer to as the Japan shares, and platinum, silver and gold, which we refer to as the basket commodities, and, together with the Japan shares, as the basket components.  If the basket as a whole declines in value, the payment at maturity will be less than the $1,000 stated principal amount.  There is no minimum payment at maturity on the PLUS.  The PLUS are senior unsecured obligations of Morgan Stanley, and all payments on the PLUS are subject to the credit risk of Morgan Stanley.
“iShares®” is a registered trademark of Barclays Global Investors, N.A.  “Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

Each PLUS costs $1,000
We, Morgan Stanley, are offering Performance Leveraged Upside SecuritiesSM due August 25, 2011, Based on the Performance of a Hybrid Basket Composed of Shares of the iShares® MSCI Japan Index Fund and Three Precious Metals (the “PLUS”).  The stated principal amount and issue price of each PLUS is $1,000.

The original issue price of the PLUS includes the agent’s commissions paid with respect to the PLUS and the cost of hedging our obligations under the PLUS.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the PLUS includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the PLUS.  See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of PLUS—Use of Proceeds and Hedging.”

The PLUS do not guarantee return of any of the principal; no interest
Unlike ordinary debt securities, the PLUS do not pay interest and do not guarantee the return of any principal at maturity.  If the basket has declined in value we will pay to you an amount in cash per PLUS that is less, and possibly significantly less, than the $1,000 stated principal amount of each PLUS by an amount proportionate to the decrease in the value of the basket.  There is no minimum payment on the PLUS.

The basket
We have designed the PLUS to provide investors with exposure to the Japanese equities market and to precious metals.  The following table sets forth the basket components, and the initial price and the percentage weighting of each basket component within the basket:

Basket Component	Initial price	Percentage Weight of Basket Value
Shares of the iShares® MSCI Japan Index Fund (the “Japan shares”)		50%
Platinum		20%
Silver		15%
Gold		15%

The Japan shares
The Japan shares seek investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Japan Index.  The MSCI Japan Index is calculated, published and disseminated daily by MSCI, Inc., which we refer to as MSCI, and is composed of equity securities listed on Japanese stock exchanges.  For further information regarding the Japan shares and the currency exchange rate risk applicable to an investment linked to the Japan shares, see “Risk Factors—The notes are subject to currency exchange risk” and “Description of Notes—The Japan Shares—Specific commodities prices are volatile and are affected by numerous factors specific to each market” and “—There are risks relating to trading of commodities on the London Bullion Market Association and the London Platinum and Palladium Market” below.

The basket commodities shares	For further information regarding certain risks applicable to an investment linked to the basket commodities, see “Risk Factors” below.

Payment at maturity based on the performance of the basket
At maturity, you will receive for each $1,000 stated principal amount of PLUS that you hold an amount in cash based upon the performance of the weighted basket, as measured by the basket percent increase or the basket performance factor, as applicable.  The payment at maturity will be determined on the valuation date as follows:

•	If the basket appreciates as a whole, you will receive for each $1,000 stated principal amount of PLUS that you hold a payment at maturity equal to:

$1,000 + the leveraged upside payment,

subject to a maximum payment at maturity of $1,188 to $1,228 per PLUS (to be determined on the pricing date)

where,

leveraged upside payment = ($1,000 x basket percent increase x leverage factor)

basket percent increase  =   The sum of the products of (x) the final price for each basket component minus the initial price for such basket component divided by the initial price of such basket component times (y) the basket component weighting for such basket component.  Each such product for a basket component may be expressed by the following formula:

and leverage factor = 200%

The initial prices will equal:

(i)	in the case of the Japan shares, the closing price of one share of the Japan shares on the pricing date,

(ii)	in the case of platinum, the afternoon fixing price per troy ounce gross of platinum for delivery in Zurich through a member of the London Platinum and Palladium Market (the “LPPM”) authorized to effect such delivery, stated in U.S. dollars, as calculated and published by the LPPM, on the pricing date,

(iii)
in the case of silver, the fixing price per troy ounce of silver for delivery in London through a member of the LBMA authorized to effect such delivery, stated in U.S. cents, as calculated and published by the London Silver Market, on the pricing date, and

(iv)
in the case of the gold, the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery, stated in U.S. dollars, as calculated and published by the London Gold

Market, on the pricing date.

The initial prices of the basket components will be determined on the pricing date. If, however, a market disruption event occurs on the pricing date with respect to any basket component, the initial price for the affected basket component will be the next trading day on which no market disruption event occurs with respect to that basket component. If due to a market disruption event the initial price for any basket component has not been determined on the third trading day following the scheduled pricing date, the calculation agent will determined the initial price for that basket component as set out in the section of this pricing supplement called “Description of PLUS—Initial Price.”

The final prices will equal:

(i) in the case of the Japan shares, the closing price of one share of the Japan shares on the valuation date times the adjustment factor for the Japan shares on such date,

(ii)
in the case of platinum, the afternoon fixing price per troy ounce gross of Platinum for delivery in Zurich through a member of the LPPM authorized to effect such delivery, stated in U.S. dollars, as calculated and published by the LPPM on the valuation date,

(iii)
in the case of silver, the fixing price per troy ounce of Silver for delivery in London through a member of the LBMA authorized to effect such delivery, stated in U.S. cents, as calculated and published by the London Silver Market on the valuation date, and

(iv)
in the case of the gold, the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the LBMA authorized to effect such delivery, stated in U.S. dollars, as calculated and published by the London Gold Market, on the valuation date.

The adjustment factor with respect to the Japan shares will be initially set at 1.0 and is subject to change upon certain corporate events affecting the Japan shares.

The final price of the basket components will be based on the prices of the basket components on the valuation date. The scheduled valuation date is August 22, 2011. If, however, with respect to any basket component, the scheduled valuation date is not a trading day or if a market disruption event occurs with respect to a basket component on the valuation date, the valuation date will be postponed, only with respect to the affected basket component, to the next trading day on which no market disruption event occurs with respect to that basket component. If, due to a market disruption event, the final price for any basket component has not been determined on the third trading day following the scheduled valuation date, the calculation agent will determine the final price for that basket component as set out in the section of this pricing supplement called “Description of PLUS—Final Price.” If due to a market disruption event or otherwise, the valuation date is postponed to less than two business days prior to the scheduled maturity date, the maturity date will be postponed until the second business day following the last date by which the final price for all basket components was determined. See the section of this pricing supplement called “Description of PLUS—Maturity Date.”

Because the performance of the basket components may not be correlated, negative performances by any one or more of the basket components could wholly offset positive performances by other basket components. Furthermore, the basket components do not all have the same basket component weightings and the Japan shares have a 50% weighting in the basket. Therefore, the same percentage change over the term of the PLUS in two of the basket components which have different basket component weightings would have different effects on the final basket value because of the unequal basket component weightings.

•       If the basket depreciates as whole or does not appreciate, you will receive for each $1,000 stated principal amount of PLUS that you hold a payment at maturity equal to:

$1,000    x    the basket performance factor

where, Basket performance factor =

The sum of the products of (x) the final price for each basket component divided by the initial price for such basket component times (y) the basket component weighting for such basket component.  Each such product may be expressed by the following formula:

Because the basket performance factor will be equal to or less than 1.0, this payment will be equal to or less than, and possibly substantially less than, $1,000.  There is no minimum payment on the PLUS.

All payments on the PLUS are subject to the credit risk of Morgan Stanley.

On PS-8, we have provided a graph titled “Hypothetical Payouts on the PLUS at Maturity,” which illustrates the performance of the PLUS at maturity assuming a hypothetical range of performance of the basket.  The graph does not show every situation that may occur.

You can review a table of the historical values and related graphs of each of the basket components for each calendar quarter in the period from January 1, 2005 through February 9, 2010, and a graph of the historical performance of the basket for the period from January 1, 2005 through February 9, 2010 (assuming that each of the basket components is weighted in the basket as described in “Description of PLUS—Basket”) in this pricing supplement under “Description of PLUS—Historical Information” and “—Historical Graph.”  You cannot predict the future performance of the basket components or of the basket as a whole, or whether increases in the value of any of the basket components will be offset by decreases in the value of other basket components, based on their historical performance.

Investing in the PLUS is not equivalent to investing in the basket or any of the basket components.

You may revoke your offer to purchase the PLUS prior to our acceptance
We are using this pricing supplement to solicit from you an offer to purchase the PLUS.  You may revoke your offer to purchase the PLUS at any time prior to the time at which we accept such offer by notifying the relevant agent.  We reserve the right to change the terms of, or reject any offer to purchase, the PLUS prior to their issuance.  In the event of any material changes to the terms of the PLUS, we will notify you.

MS & Co. will be the Calculation Agent
We have appointed our affiliate, Morgan Stanley & Co. Incorporated, or its successors, which we refer to as MS & Co., to act as calculation agent for The Bank of New York Mellon, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A.), the trustee for our senior unsecured notes.  As calculation agent, MS & Co. will determine the initial price for each basket component, the final price of each basket component and whether a market disruption event has occurred and calculate the basket percent increase or the basket performance factor and the payment to you at maturity, and, under certain circumstances, the closing values of the basket components.

MS & Co. will be the agent; conflicts of interest
The agent for the offering of the PLUS, Morgan Stanley & Co. Incorporated, our wholly-owned subsidiary, which we refer to as MS & Co., will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the PLUS of an affiliate and related conflicts of interest.  In accordance with NASD Rule 2720, MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account without the prior written approval of the customer.  See “Description of PLUS—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

Where you can find more information on the PLUS
The PLUS are senior unsecured notes issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated December 23, 2008 and prospectus dated December 23, 2008.  We describe the basic features of this type of security in the sections of the prospectus supplement called “Description of Notes” and in the section of the prospectus called “Description of Debt Securities.”

Because this is a summary, it does not contain all of the information that may be important to you.  For a detailed description of the terms of the PLUS, you should read the “Description of PLUS” section in this pricing supplement.  You should also read about some of the risks involved in investing in securities in the section called “Risk Factors.”  The tax treatment of investments in equity and commodity-linked notes such as these may differ from that of investments in ordinary debt securities.  See the section of this pricing supplement called “Description of PLUS—United States Federal Taxation.”  You should consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the PLUS.

How to reach us	You may contact your local Morgan Stanley Smith Barney branch office or call us at (866) 477-4776.

HYPOTHETICAL PAYOUTS ON THE PLUS AT MATURITY

For each PLUS, the following graph illustrates the payout on the PLUS at maturity for a range of hypothetical basket performances.  The PLUS Zone illustrates the effect of the leverage factor on any positive basket performance.  The graph is based on the following terms:

•	Stated principal amount per PLUS:	$1,000

•	Leverage factor:	200%

•	Hypothetical maximum payment at maturity:	$1,208 per PLUS

•	Minimum payment at maturity:	None

Where the basket percent increase is positive, the payouts on the PLUS at maturity reflected in the graph below are equal to $1,000 plus the leveraged upside payment.  Where the basket performance factor is less than or equal to 100%, the payout on the PLUS at maturity reflected in the graph below is equal to $1,000 multiplied by the basket performance factor, and is consequently an amount less than or equal to the $1,000 stated principal amount of each PLUS.  The graph does not show every situation that may occur.

In the hypothetical graph above, you will realize the maximum payment at maturity when the basket has appreciated to approximately 110.4% of its initial value.  In addition, you will not share in any further appreciation of the basket if the basket appreciates above 120.8% of its initial value.  The graph does not show every situation that may occur.

Calculation of Payment at Maturity

Below is an example of how to calculate the payment at maturity if the basket percent increase is positive based on the leverage factor, the hypothetical maximum payment at maturity of $1,208 per PLUS, and the hypothetical data in the table below.  The initial and final prices below are hypothetical and do not reflect the actual initial or final prices.

Basket Percent Increase Example

Leverage factor = 200%

Basket Component	% Weight in Basket	Hypothetical Initial price	Hypothetical Final price	Percentage Change
Japan shares	50%	$10	$10.50	+ 5%
Platinum	20%	$1,500	$1,575	+ 5%
Silver	15%	1,500¢	1,575¢	+ 5%
Gold	15%	$1,000	$1,050	+ 5%

Basket Percentage Increase = sum of (x) the final price for each basket component minus the initial price for such basket component divided by the initial price of such basket component times (y) the basket component weighting for such basket component:

[(final Japan shares price – initial Japan shares price) / initial Japan shares price] x 50%; plus

[(final platinum price – initial platinum price) / initial platinum price]  x  20%; plus

[(final silver price – initial silver price) / initial silver price]  x  15%; plus

 [(final gold price – initial gold price) / initial gold price]  x  15%

So, using the final prices above:

Japan shares  =  [($10.50 – $10) / $10] x 50%  =  2.5%; plus platinum  =  [($1,575 – $1,500) / $1,500] x 20%  =  1%; plus silver  =  [(1,575¢ – 1,500¢) / 1,500¢] x 15%  =  0.75%; plus gold  =  [($1,050 – $1,000) / $1,000] x 15%  =  0.75%

which equals

basket percentage increase   =   5%

The leveraged upside payment will equal (i) $1,000 times (ii) the basket percentage increase times (iii) the leverage factor, or:

$1,000   x   5%   x   200%   =   $100

Since this amount would not result in a payment at maturity that would exceed the hypothetical maximum payment at maturity of $1,208 per PLUS, the payment at maturity will equal $1,000 plus the leveraged upside payment, or:

$1,000   +   $100   =   $1,100

Basket Performance Factor Example

Below is an example of how to calculate the payment at maturity if the basket performance factor is 100% or less based on the hypothetical data in the table below.  The initial and final prices below are hypothetical and do not reflect the actual initial or final prices.

The basket performance factor is less than 100%

Basket Component	% Weight in Basket	Hypothetical Initial price	Hypothetical Final price	Percentage Change
Japan shares	50%	$10	$7.30	- 27%
Platinum	20%	$1,500	$1,605	+ 7%
Silver	15%	1,500¢	1,605¢	+ 7%
Gold	15%	$1,000	$1,070	+ 7%

Basket Performance Factor = sum of (x) the final price for each basket component divided by the initial price of such basket component times (y) the basket component weighting for such basket component:

(final Japan shares price / initial Japan shares price)  x  50%; plus

(final platinum price / initial platinum price)  x  20%; plus

(final silver price / initial silver price)  x  15%; plus

(final gold price / initial gold price)  x  15%

So, using the final prices above:

Japan shares  =  ($7.30 / $10) x 50%  =  36.50%; plus

platinum  =  ($1,605 / $1,500) x 20%  =  21.40%; plus

silver  =  (1,605¢ / 1,500¢) x 15%  =  16.05%; plus

gold  =  ($1,070 / $1,000) x 15%  =  16.05%

which equals

basket performance factor   =   90%

In the above example, the final prices of the basket commodities (with a combined weighting of 50% of the basket) are each higher than their respective initial prices, but the final price of the Japan shares (with a weighting of 50% of the basket) is lower than its initial price.  Accordingly, although the final prices of one half of the basket components have increased in value over their respective initial prices, the final price of the other half of the basket has declined and, because it has declined further, its decline more than offsets the increases in the other basket components and, consequently, the basket performance factor is less than 100%.  Therefore, the payment at maturity per PLUS will equal:

$1,000 times the basket performance factor; or

$1,000   x   90%   =   $900

The payment at maturity per PLUS will be $900, which is less than the stated principal amount by an amount proportionate to the percentage decline in the basket.

Please review the table of the historical values of each of the basket components for each calendar quarter in the period from January 1, 2005 through February 9, 2010 and related graphs.  Please also review the graph of the historical performance of the basket for the period from January 1, 2005 through February 9, 2010 (with each of the basket components weighted in the basket as described in “Description of PLUS—Basket” at February 9, 2010) in this pricing supplement under “Description of PLUS—Historical Information” and “—Historical Graph,” which illustrates the effect of the offset and/or correlation among the basket components during such period.  You cannot predict the future performance of any of the basket components or of the basket as a whole, or whether increases in the prices of any of the basket components will be offset by decreases in the prices of other basket components, based on their historical performance.

RISK FACTORS

The PLUS are not secured debt, are riskier than ordinary debt securities and, unlike ordinary debt securities, the PLUS do not pay interest or guarantee any return of principal at maturity.  This section describes the most significant risks relating to the PLUS.  You should carefully consider whether the PLUS are suited to your particular circumstances before you decide to purchase them.

The PLUS do not pay interest or guarantee the return of any principal
The terms of the PLUS differ from those of ordinary debt securities in that we will not pay you interest on the PLUS and do not guarantee the return of any principal.  Instead, at maturity you will receive for each $1,000 stated principal amount of PLUS that you hold an amount in cash based on the basket performance.  Unless the basket performance is sufficiently greater than zero, the overall return on your investment in the PLUS may be less than the return on a conventional debt security of comparable maturity issued by us.  If the basket performance factor is less than or equal to zero, you will receive an amount in cash at maturity that is less than or equal to the $1,000 stated principal amount of each PLUS by an amount proportionate to the percentage depreciation of the basket.  There is no minimum payment at maturity on the PLUS.

Appreciation potential is limited
The appreciation potential of the PLUS is limited by the maximum payment at maturity of $1,188 to $1,228, or 118.8% to 122.8% of the stated principal amount. The actual maximum payment at maturity will be determined on the pricing date.  Although the leverage factor provides 200% exposure to any positive basket performance, because the payment at maturity per PLUS will be limited to 118.8% to 122.8% of the stated principal amount, the percentage exposure provided by the leverage factor is progressively reduced as the final value of the basket exceeds 109.4% to 111.4% of the initial value of the basket.

The PLUS will not be listed on any securities exchange and secondary trading may be limited
The PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the PLUS.  MS & Co. may, but is not obligated to, make a market in the PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the PLUS, it is likely that there would be no secondary market for the PLUS.  Accordingly, you should be willing to hold your PLUS to maturity.

Market price of the PLUS may be influenced by many unpredictable factors
Several factors, some of which are beyond our control, will influence the value of the PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the PLUS in the secondary market, including:

•	the value of each of the basket components at any time,

•	the volatility (frequency and magnitude of changes in value) of each of the basket components and dividends on the Japan shares and of the stocks composing the MSCI Japan Index,

•	interest and yield rates in the markets,

•
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket components or stock or commodities markets generally and which may affect the final prices of the basket components,

•	the exchange rates of the U.S. dollar relative to the Japanese yen, in which securities underlying the MSCI Japan Index trade,

•	trends of supply and demand for platinum, silver and gold at any time, as well as the effects of speculation or any government activity that could affect the precious metals markets,

•	the time remaining to the maturity of the PLUS,

•	the occurrence of certain events affecting the Japan shares that may or may not require an adjustment to the adjustment factor, and

•	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your PLUS prior to maturity.  For example, you may have to sell your PLUS at a substantial discount from the stated principal amount if the values of the basket components at the time of sale are at or below their initial prices or if market interest rates rise.  You cannot predict the future performance of any of the basket components based on their historical performance.  The basket performance may be negative so that you will receive at maturity an amount that is less than the $1,000 stated principal amount of each PLUS by an amount proportionate to the decrease in the value of the basket from its initial value.  In addition, there can be no assurance that there will be a positive basket percent increase so that you will receive at maturity an amount in excess of the stated principal amount of the PLUS.

The PLUS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the PLUS
Investors are dependent on Morgan Stanley’s ability to pay all amounts due on the PLUS at maturity, and, therefore, investors are subject to the credit risk of Morgan Stanley and to changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the PLUS.

Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the PLUS
MS & Co. and other affiliates of ours will carry out hedging activities related to the PLUS (and to other instruments linked to the basket components or the stocks underlying the MSCI Japan Index), including trading in the basket components and the stocks underlying the MSCI Japan Index and to other instruments linked to the basket components or the MSCI Japan Index.  MS & Co. and some of our other subsidiaries also trade the basket components and other financial instruments related to the basket components and the MSCI Japan Index on a regular basis as part of their general broker-dealer, commodity trading and other businesses.  Any of these hedging or trading activities on or prior to the day we price the PLUS for initial sale to the public could potentially increase the initial prices of the basket components and, therefore, the prices at which the basket components must close on the valuation date before you receive a payment at maturity that exceeds the stated principal amount of the PLUS.  Additionally, such hedging or trading activities during the term of the PLUS could potentially affect the prices of the basket components on the valuation date and, accordingly, the amount of cash you will receive at maturity.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase securities in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the PLUS, as well as the projected profit included in the cost of hedging our obligations under the PLUS.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Changes in the value of one or more of the basket components may offset each other
Value movements in the basket components may not correlate with each other.  At a time when the value of one basket component increases, the value of the other basket components may not increase as much, or may even decline in value.  Therefore, in calculating the performance of the basket components on the valuation date, increases in the value of one basket component may be moderated, or wholly offset, by lesser increases or declines in the value of other basket components.  Furthermore, the basket is not equally weighted among the basket components. Decreases in the value of a more heavily weighted basket component, such as the Japan shares which have a 50% weighting in the basket, could moderate or wholly offset increases in the values of the less heavily weighted basket components.

You can review a table of the historical values and related graphs of each of the basket components for each calendar quarter in the period from January 1, 2005 through February 9, 2010 and a graph of the historical performance of the basket for the period from January 1, 2005 through February 9, 2010 (assuming that each of the basket components is weighted in the basket as described above) in this pricing supplement under “Description of PLUS—Historical Information” and “—Historical Graph.”  You cannot predict the future performance of any of the basket components or of the basket as a whole, or whether increases in the value of any of the basket components will be offset by decreases in the value of other basket components, based on historical performance.  In addition, there can be no assurance that the basket percent increase will be positive so that you will receive at maturity an amount in excess of the stated principal amount of the PLUS.  If the basket performance factor is less than 100%, you will receive at maturity an amount that is less than the amount of your original investment in the PLUS, and which could be significantly less and could be zero.

The Japan shares and the MSCI Japan Index are different
The performance of the Japan shares may not exactly replicate the performance of the MSCI Japan Index because the Japan shares will reflect transaction costs and fees that are not included in the calculation of the MSCI Japan Index.  It is also possible that the Japan shares may not fully replicate or may in certain circumstances diverge significantly from the performance of the MSCI Japan Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund, differences in trading hours between the Japan shares and the MSCI Japan Index or due to other circumstances.  The investment adviser to the iShares® MSCI Japan Index Fund, BlackRock Fund Advisors (the “Investment Adviser”), may invest up to 10% of the Japan shares’ assets in shares of other iShares® funds that seek to track the performance of Japanese equity securities.

There are risks associated with investments in securities indexed to the value of foreign equity securities
The Japan shares track the performance of the MSCI Japan Index, which is linked to the value of Japanese equity securities.  Investments in securities linked to the value of foreign equity securities, such as the Japan shares, involve risks associated with the securities markets in those countries, such as Japan, and these risks include risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities in foreign markets, such as the stocks constituting the Japan shares, will be affected by political, economic, financial and social factors in Japan, and may be affected by these factors in Asia, including changes in government, economic and fiscal policies and currency exchange laws. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the Japanese economy may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, labor conditions, self-sufficiency and balance of payment positions.

Adjustments to the Japan shares or the MSCI Japan Index could adversely affect the value of the PLUS
The Investment Adviser seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Japan Index.  Pursuant to its investment strategy or otherwise, the Investment Advisor may add, delete or substitute the stocks composing the iShares® MSCI Japan Index Fund. Any of these actions could adversely affect the price of the Japan shares and, consequently, the value of the PLUS.  MSCI is responsible for calculating and maintaining the MSCI Japan Index.  MSCI may add, delete or substitute the stocks constituting the MSCI Japan Index or make other methodological changes that could change the value of the MSCI Japan Index.  MSCI may discontinue or suspend calculation or publication of the MSCI Japan Index at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued MSCI Japan Index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

The PLUS are subject to currency exchange rate risk
Because the price of the Japan shares is related to the U.S. dollar value of stocks underlying the MSCI Japan Index, holders of the PLUS will be exposed to currency exchange rate risk with respect to the Japanese yen.  Exchange rate movements for the Japanese yen are volatile and are the result of numerous factors specific to Japan, including the supply of, and the demand for, the Japanese yen, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to Japan.  An investor’s net exposure will depend on the extent to which the Japanese yen strengthens or weakens against the U.S. dollar.  If the dollar strengthens against the Japanese yen, the price of the Japan shares will be adversely affected and the payment at maturity on the PLUS may be reduced.

Of particular importance to potential currency exchange risk are:

•           existing and expected rates of inflation;

•           existing and expected interest rate levels;

•           the balance of payments; and

•           the extent of governmental surpluses or deficits in Japan and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of Japan and the United States and other countries important to international trade and finance.

Several factors have had and may in the future have an effect on the price of commodities
Investments, such as the PLUS, linked to the prices of commodities such as platinum, silver and gold, are considered speculative, and prices of commodities may fluctuate significantly over short periods for a variety of factors, including the principal factors set out below.  These factors may affect the price of platinum, silver or gold, and therefore of the PLUS, in varying and potentially inconsistent ways.

Specific commodities prices are volatile and are affected by numerous factors specific to each market
Platinum

Platinum prices are primarily responsive to global supply and demand.  However, since the platinum supply is very limited, any disruptions in platinum supply tend to have an exaggerated effect on the price of platinum.  Key factors that may influence prices are the policies in or political stability of the most important producing countries, in particular, the Russian Federation and South Africa (which together account for over 90% of production), the size and availability of the Russian platinum stockpiles, as well as the economic situation of the main consuming countries.  Platinum is used in a variety of industries and the automotive industry.  Demand for platinum from the automotive industry, which uses platinum as a catalytic converter, accounts for approximately 80% of the industrial use of platinum.  Platinum is also used in the chemical industry, the electronics industry and the dental industry.  The primary non-industrial use of platinum is jewelry, which accounts for approximately 40% of the overall demand for platinum.  The price of platinum may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen.  See “Description of PLUS—Historical Information.”

Silver

Silver prices can fluctuate widely and may be affected by numerous factors.  These include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions in major silver producing countries such as the United Mexican States and the Republic of Peru.  The supply of silver consists of a combination of new mine production and existing stocks of bullion and fabricated silver held by governments, public and private financial institutions, industrial organizations and private individuals.  In addition, the price of silver has on occasion been subject to very rapid short-term changes due to speculative activities.  From time-to-time, above-ground inventories of silver may also influence the market. The major end-uses for silver include industrial applications, photography, jewelry and silverware.  The price of silver may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen.  See “Description of PLUS—Historical Information.”

Gold

The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors such as the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events.  Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official governmental sector, including central banks and other governmental agencies and multilateral institutions which hold gold, sales of gold recycled from jewelry, as opposed to newly produced gold, in particular as the result of financial crises, levels of gold production and production costs, and short-term changes in supply and demand because of trading activities in the gold market. The supply of gold consists of a combination of new mine production and existing stocks of bullion and fabricated gold held by governments, public and private financial institutions, industrial organizations and private individuals. From time-to-time, above-ground inventories of gold may also influence the market. The price of gold may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen. See “Description of PLUS—Historical Information.”

There are risks relating to trading of commodities on the London Bullion Market Association and the London Platinum and Palladium Market
Platinum is traded on the London Platinum and Palladium Market, which we refer to as the LPPM, and gold and silver are traded on the London Bullion Market Association which we refer to as the LBMA.  The prices of the underlying commodities will be determined by reference to the fixing prices reported by the LPPM (in the case of platinum) and LBMA (in the case of gold and silver).  The LBMA is a self-regulatory association of bullion market participants.  Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity.  Like the LBMA, the LPPM is a self-regulatory association of bullion market participants that is not a regulated entity.  If the LBMA or the LPPM should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LBMA price fixings as a global benchmark for the value of gold and silver and the LPPM price fixings for the value of platinum may be adversely affected.  Each of the LBMA and the LPPM is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA or LPPM trading.  For example, there are no daily price limits on the LBMA or the LPPM, which would otherwise restrict fluctuations in the prices of LBMA or LPPM contracts.  In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

The adjustments to the adjustment factor for the Japan shares the calculation agent is required to make do not cover every corporate event that can affect the Japan shares
MS & Co., as calculation agent, will adjust the adjustment factor for the Japan shares for certain events affecting the Japan shares, as applicable, such as stock splits and stock dividends, and certain other corporate actions involving the fund issuing the Japan shares, such as mergers.  However, the calculation agent will not make an adjustment for every corporate event or every distribution that could affect the Japan shares.  For example, the calculation agent is not required to make any adjustments if the issuer of the Japan shares or anyone else makes a partial tender or partial exchange offer for the Japan shares.  If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the PLUS may be materially and adversely affected.  The determination by the calculation agent to adjust, or not to adjust, an adjustment factor may materially and adversely affect the market price of the PLUS.

You have no shareholder rights
Investing in the PLUS is not equivalent to investing in the MSCI Japan Index, the Japan shares or the stocks that constitute the MSCI Japan Index.  As an investor in the PLUS, you will not have voting rights or the right to receive dividends or other distributions or any other rights with respect to the Japan shares or the stocks that constitute the MSCI Japan Index.  In addition, you do not have the right to exchange your PLUS for Japan shares at any time.

Investing in the PLUS is	Investing in the PLUS is not equivalent to investing directly in any of the basket

not equivalent to investing directly in the basket commodities or in futures contracts or forward contracts on the basket commodities	commodities or in futures contracts or in forward contracts on any of the basket commodities. By purchasing the PLUS, you do not purchase any entitlement to any of the basket commodities or futures contracts or forward contracts on any of the basket commodities. Further, by purchasing the PLUS, you are taking credit risk to Morgan Stanley and not to any counter-party to futures contracts and forward contracts on any of the basket commodities.

The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests
The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the PLUS.

As calculation agent, MS & Co. will determine the initial price and final price of each basket component, the basket performance factor or the basket percent increase, as applicable, and calculate the amount of cash, if any, you will receive at maturity.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the calculation of any closing price in the event of a market disruption event, may affect the payout to you at maturity.  See the sections of this pricing supplement called “Description of PLUS—Market Disruption Event” and “—Discontinuance of the Japan Shares and/or MSCI Japan Index; Alteration of Method of Calculation.”

The original issue price of the PLUS includes the agent’s commissions and certain costs of hedging our obligations under the PLUS.  The subsidiaries through which we hedge our obligations under the PLUS expect to make a profit.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

Although the U.S. federal income tax consequences of an investment in the PLUS are uncertain, each PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes

Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the PLUS supersede the discussions contained in the accompanying prospectus supplement.  Subject to the discussion under “United States Federal Taxation” in this pricing supplement, each PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the PLUS, the timing and character of income on the PLUS might differ significantly.  For example, under one characterization, U.S. Holders could be required to accrue original issue discount on the PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the PLUS as ordinary income.  In addition, there is a substantial risk that an investment in the PLUS could be treated as a “constructive ownership transaction,” in which case all or a portion of any long-term capital gain could be recharacterized as ordinary income (which ordinary income would also be subject to an interest charge).  We do not plan to request a ruling from the IRS regarding the tax treatment of the PLUS, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.  Please read carefully the discussion under “United States Federal Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the PLUS.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime (as discussed above). While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “United States Federal Taxation” in this pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the PLUS as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF PLUS

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “PLUS” refers to each $1,000 stated principal amount of our Performance Leveraged Upside SecuritiesSM due August 25, 2011, Based on the Performance of a Hybrid Basket Composed of the iShares® MSCI Japan Index Fund and Three Precious Metals.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$

Pricing Date	February , 2010

Original Issue Date (Settlement Date)	February , 2010

Maturity Date	August 25, 2011, subject to postponement in accordance with the following paragraph in the event of a Market Disruption Event on the scheduled valuation date.

If due to a Market Disruption Event or otherwise, the Valuation Date for any Basket Component is postponed so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be the second Business Day following such Valuation Date as postponed.  See “—Valuation Date” below.

Issue Price	$1,000 per PLUS

Stated Principal Amount	$1,000 per PLUS

Denominations	$1,000 and integral multiples thereof

CUSIP Number	617482KQ6

ISIN	US617482KQ63

Interest Rate	None

Specified Currency	U.S. dollars

Basket	The Basket consists of the following Basket Components weighted at their respective Basket Weightings as set forth in the following table:

Basket Component	Basket Weighting
Shares of the iShares® MSCI Japan Index Fund (the “Japan Shares”)	50%
Platinum	20%
Silver	15%
Gold	15%

Basket Commodities	Platinum, Gold and Silver

Payment at Maturity
At maturity, upon delivery of the PLUS to the Trustee, we will pay with respect to the $1,000 Stated Principal Amount of each PLUS an amount in cash equal to (i) if the Basket Percent Increase is positive, $1,000 plus the Leveraged Upside Payment, subject to the Maximum Payment at Maturity, or (ii) if the Basket

Performance Factor is less than or equal to 100%, $1,000 times the Basket Performance Factor.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $1,000 Stated Principal Amount of each PLUS, on or prior to 10:30 a.m. (New York City time) on the Trading Day preceding the Maturity Date (but, if such Trading Day is not a business day, prior to the close of business on the business day preceding the Maturity Date), and (ii) deliver the aggregate cash amount due with respect to the PLUS to the Trustee for delivery to DTC, as holder of the PLUS, on the Maturity Date.  We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book Entry Note or Certificated Note” below, and see “The Depositary” in the accompanying prospectus supplement.

Leveraged Upside Payment	$1,000 times the Basket Percent Increase times the Leverage Factor.

Leverage Factor	200%

Maximum Payment at Maturity	$1,188 to $1,228 per PLUS (118.8% to 122.8% of the Stated Principal Amount). The actual Maximum Payment at Maturity will be determined on the Pricing Date.

Minimum Payment at Maturity	None

Basket Percent Increase
The Basket Percent Increase will equal the sum of the products of (x) the Final Price for each Basket Component minus the Initial Price for such Basket Component divided by the Initial Price of such Basket Component times (y) the Basket Component Weighting for such Basket Component, as expressed by the following formula:

In certain circumstances, the Basket Percent Increase will be based on an alternate calculations of the Final Prices for the Basket Components, as described under “—Discontinuance of the Japan Shares and/or MSCI Japan Index; Alteration of Method of Calculation” and “—Antidilution Adjustments.”

Basket Performance Factor
The Basket Performance Factor will equal the sum of the products of (x) the Final Price for each Basket Component divided by the Initial Price for such Basket Component times (y) the Basket Component Weighting for such Basket Component, as expressed by the following formula:

In certain circumstances, the Basket Performance Factor will be based on an alternate calculation of the Final Prices for the Basket Components, as described under “—Discontinuance of the Japan Shares and/or MSCI Japan Index; Alteration of Method of Calculation” and “—Antidilution Adjustments.”

Initial Price	The initial price for each Basket Component will equal:

(i) in the case of the Japan Shares, the Closing Price of one share of the Japan Shares on the Pricing Date,

(ii) in the case of Platinum, the afternoon fixing price per troy ounce gross of Platinum for delivery in Zurich through a member of the London Platinum and Palladium Market (the “LPPM”) authorized to effect such delivery, stated in U.S. dollars, as calculated and published by the LPPM on the Pricing Date,

(iii) in the case of Silver, the fixing price per troy ounce of Silver for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery, stated in U.S. cents, as calculated and published by the London Silver Market on the Pricing Date, and

(iv) in the case of Gold, the afternoon Gold fixing price per troy ounce of Gold for delivery in London through a member of the LBMA authorized to effect such delivery, stated in U.S. dollars, as calculated and published by the London Gold Market, on the Pricing Date, provided that,

(a)    with respect to the Japan Shares, if the Pricing Date is not a Trading Day with respect to the Japan Shares or if a Market Disruption Event with respect to the Japan Shares occurs on the Pricing Date (a “Japan Share Component Disrupted Pricing Date”), the Initial Price for the Japan Shares will be determined on the immediately succeeding Trading Day on which no Market Disruption Event occurs with respect to the Japan Shares; provided further that the Initial Price for the Japan Shares will be determined no later than three Trading Days following the scheduled Pricing Date as a result of a Japan Share Component Disrupted Pricing Date, and

(b)    with respect to any Basket Commodity, if the Pricing Date is not a Trading Day with respect to such Basket Commodity or if a Market Disruption Event with respect to such Basket Commodity occurs on such day (a “Commodity Component Disrupted Pricing Date”), the Initial Price in respect of such Basket Commodity will be determined on the next Trading Day on which no Market Disruption Event occurs with respect to such Basket Commodity, provided further that the Initial Price for any Basket Commodity will be determined no later than three Trading Days following the scheduled Pricing Date as a result of a Commodity Component Disrupted Pricing Date.

If the Initial Price with respect to the Japan Shares has not been determined by the third Trading Day following the Pricing Date as a result of Japan Share Component Disrupted Pricing Dates, the Calculation Agent will determine the Initial Price of the Japan Shares on such day, as the mean, as determined by the Calculation Agent, of the bid prices for Japan Shares for such date obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent.  Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained.

If the Initial Price with respect to any Basket Commodity has not been determined by the third Trading Day following the Pricing Date as a result of Commodity Component Disrupted Pricing Dates, the Calculation Agent will determine the Initial Price for such Basket Commodity on such third succeeding Trading Day by requesting the principal office of each of the three leading dealers in the relevant market, selected by the Calculation Agent, to provide a quotation for the relevant price taking into account, if necessary, any Material Change in Formula or Material Change in Content.  If such quotations are provided as requested, the Initial Price for such Basket Commodity shall be the arithmetic mean of such quotations.  If fewer than three quotations are provided as requested, the Initial Price shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

If any Initial Price for any Basket Commodity as finally made available by the LPPM, London Silver Market or London Gold Market, as applicable, differs from any Initial Price specified in the final pricing supplement, we will include the definitive Initial Price in an amended pricing supplement.

Final Price	The Final Price for each Basket Component shall be:

(i) in the case of the Japan Shares, the Closing Price of one share of the Japan Shares on the Valuation Date times the Adjustment Factor for the Japan Shares on such date,

(ii) in the case of Platinum, the afternoon fixing price per troy ounce gross of Platinum for delivery in Zurich through a member of the LPPM authorized to effect such delivery, stated in U.S.

dollars, as calculated and published by the LPPM on the Valuation Date,

(iii) in the case of Silver, the fixing price per troy ounce of Silver for delivery in London through a member of the LBMA authorized to effect such delivery, stated in U.S. cents, as calculated and published by the London Silver Market on the Valuation Date, and

(iv) in the case of Gold, the afternoon Gold fixing price per troy ounce of Gold for delivery in London through a member of the LBMA authorized to effect such delivery, stated in U.S. dollars, as calculated and published by the London Gold Market, on the Valuation Date.

Reuters, Bloomberg and various other third party sources may report prices of the basket components.  If any such reported price differs from that as determined by the LPPM, London Silver Market or London Gold Market, as applicable, the price as determined by the LPPM, London Silver Market or London Gold Market, as applicable, will prevail.

Closing Price
Subject to the provisions set out under “—Discontinuance of the Japan Shares and/or MSCI Japan Index; Alteration of Method of Calculation” and “—Antidilution Adjustments,” below, as applicable, the Closing Price for the Japan Shares on any Trading Day means:

(i)
if such shares are listed or admitted to trading on a national securities exchange (other than the NASDAQ Stock Market LLC (the “NASDAQ”)), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which such shares (or any such other security) are listed or admitted to trading,

(ii)	if such shares are securities of the NASDAQ, the official closing price published by the NASDAQ on such day, or

(iii)
if such shares are not listed or admitted to trading on any national securities exchange but are included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc., the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If the Japan Shares are listed or admitted to trading on any national securities exchange but the last reported sale price or the official closing price published by the NASDAQ, as applicable, is not available pursuant to the preceding sentence, then the Closing Price for one such share on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the NASDAQ or the OTC Bulletin Board on such day.  The term “OTC Bulletin Board Service” will include any successor service thereto.  See “—Discontinuance of the Japan Shares and/or MSCI Japan Index; Alteration of Method of Calculation” and “—Antidilution Adjustments” below.

Adjustment Factor	For the Japan Shares, 1.0, subject to adjustment in the event of certain events affecting such shares. See “—Antidilution Adjustments” below.

Relevant Exchange	Relevant Exchange means:

(a) with respect to Platinum, the LPPM;

(b) with respect to Gold and Silver, the LBMA;

(c) with respect to the Japan Shares, the respective primary exchange(s) or market(s) of trading for the Japan shares; and

(d) with respect to each of the securities comprising the MSCI Japan Index, the respective primary exchange(s) or market(s) of trading for such security.

Valuation Date	With respect to each Basket Component separately, the Valuation Date will be August 22, 2011; provided that:

(i)
with respect to the Japan Shares, if the Valuation Date is not a Trading Day with respect to the Japan Shares or if a Market Disruption Event with respect to the Japan Shares occurs on the Valuation Date (a “Japan Share Component Disrupted Date”), the Final Price for the Japan Shares will be determined on the immediately succeeding Trading Day on which no Market Disruption Event occurs with respect to the Japan Shares; provided further that the Final Price for the Japan Shares will be determined no later than three Trading Days from the scheduled Valuation Date as a result of a Japan Share Component Disrupted Date, and

(ii)
with respect to any Basket Commodity, if the Valuation Date is not a Trading Day with respect to a Basket Commodity or if a Market Disruption Event with respect to such Basket Commodity occurs on the Valuation Date (a “Commodity Component Disrupted Date”), the Final Price in respect of such Basket Commodity will be determined on the next Trading Day on which no Market Disruption Event occurs with respect to such Basket Commodity, provided further that the Final Price for any Basket Commodity will be determined no later than three Trading Days following the scheduled Valuation Date as a result of a Commodity Component Disrupted Date.

If the Final Price with respect to the Japan Shares has not been determined by the third Trading Day following the scheduled Valuation Date as a result of Japan Share Component Disrupted Dates, the Calculation Agent will determine the Final Price of the Japan Shares on such day, as the mean, as determined by the Calculation Agent, of the bid prices for Japan Shares for such date obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained.

If the Final Price with respect to any Basket Commodity has not been determined by the third Trading Day following the scheduled Valuation Date as a result of Commodity Component Disrupted Dates, the Calculation Agent will determine the Final Price for such Basket Commodity on such third succeeding Trading Day by requesting the principal office of each of the three leading dealers in the relevant market, selected by the Calculation Agent, to provide a quotation for the relevant price taking into account, if necessary, any Material Change in Formula or Material Change in Content.  If such quotations are provided as requested, the Final Price for such Basket Commodity shall be the arithmetic mean of such quotations.  If fewer than three quotations are provided as requested, the Final Price shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

Trading Day	Trading Day means:

(a)
with respect to the Japan Shares separately, a day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange, the NASDAQ, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States; and

(b)	with respect to each of the Basket Commodities separately, a day, as determined by the Calculation Agent, on which trading is generally conducted on the Relevant Exchange for such Basket Commodity.

Market Disruption Event	Market Disruption Event means:

(a)	with respect to the Japan Shares:

(i)
the occurrence or existence of a suspension, absence or material limitation of trading of the Japan Shares on the Relevant Exchange for the Japan Shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the Relevant Exchange for the Japan Shares as a result of which the reported trading prices for the Japan Shares during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the Japan Shares, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; or

(ii)
the occurrence or existence of a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the value of the MSCI Japan Index on the Relevant Exchange(s) for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange(s), in each case as determined by the Calculation Agent in its sole discretion; or

(iii)
the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts related to the MSCI Japan Index or the Japan Shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

(iv)
a determination by the Calculation Agent in its sole discretion that any event described in clauses (i), (ii) or (iii) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the PLUS.

(b)
with respect to each Basket Commodity separately, any of Price Source Disruption, Trading Disruption, Disappearance of Commodity Reference Price, Material Change in Formula, Material Change in Content and Tax Disruption.

For the purpose of determining whether a Market Disruption Event exists with respect to the Japan Shares at any time, if trading in a security included in the MSCI Japan Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the MSCI Japan Index shall be based on a comparison of (x) the portion of the value of such index attributable to that security relative to (y) the overall value of such index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event with respect to the Japan Shares has occurred:  (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or any exchange-traded fund, including the Japan Shares, will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts on the MSCI Japan Index by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the MSCI Japan Index, and (4) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts related to the MSCI Japan Index are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Price Source Disruption
With respect to each Basket Commodity separately, Price Source Disruption means either (i) the failure of the Relevant Exchange to announce or publish a price for such Basket Commodity or (ii) the temporary or permanent discontinuance or unavailability of the price for such Basket Commodity.

Trading Disruption	With respect to each Basket Commodity separately, Trading Disruption means the material suspension of, or material limitation imposed on, trading in such Basket Commodity on the Relevant Exchange.

Disappearance of Commodity Reference Price

With respect to each Basket Commodity separately, Disappearance of Commodity Reference Source means either (i) the permanent discontinuation of trading in such Basket Commodity on the Relevant Exchange or (ii) the disappearance of, or of trading in, such Basket Commodity.

Material Change in Formula
With respect to each Basket Commodity separately, Material Change in Formula means the occurrence since the Pricing Date of a material change in the formula for or the method of calculating the price of such Basket Commodity.

Material Change in Content
With respect to each Basket Commodity separately, Material Change in Content means the occurrence since the Pricing Date of a material change in the content, composition or constitution of the price for such Basket Commodity.

Tax Disruption
With respect to each Basket Commodity separately, Tax Disruption means the imposition of, change in or removal of an excise, severance, sales, use, value-added, transfer, stamp, documentary, recording or similar tax on, or measured by reference to, the Basket Commodity (other than a tax on, or measured by reference to overall gross or net income) by any government or taxation authority after the Pricing Date, if the direct effect of such imposition, change or removal is to raise or lower the Final Price of such Basket Commodity on the Valuation Date from what it would have been without that imposition, change or removal.

Book Entry Note or Certificated Note
Book Entry.  The PLUS will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the PLUS.  Your beneficial interest in the PLUS will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the PLUS, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book entry notes, please read “Forms of Securities—The Depositary” and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York Mellon, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A.)

Agent	MS & Co.

Calculation Agent	MS & Co.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one billionth, with five ten-billionths rounded upward (e.g., .8765432105 would be rounded to .876543211); all dollar amounts related to determination of the amount of cash payable per PLUS will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of PLUS will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our subsidiary, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the PLUS, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Prices, the Final Prices, the Basket Performance Factor, the Basket Percent Increase and the Payment at Maturity, or whether a Market Disruption Event has occurred.  See “—Market Disruption Event,” “—Antidilution Adjustments” and “—Valuation Date.” MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Antidilution Adjustments
With respect to the Japan Shares, if the Japan Shares are subject to a stock split or reverse stock split, then once such split has become effective, the Adjustment Factor for the Japan Shares will be adjusted to equal the product of the prior respective Adjustment Factor and the number of shares issued in such stock split or reverse stock split with respect to one share of the Japan Shares.

No adjustment to the Adjustment Factor for the Japan Shares pursuant to the paragraph above will be required unless such adjustment would require a change of at least 0.1% in the amount being adjusted as then in effect.  Any number so adjusted will be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

Discontinuance of the Japan
Shares and/or MSCI Japan Index;
Alteration of Method of Calculation
 If the iShares® MSCI Japan Index Fund is liquidated or otherwise terminated (a “Liquidation Event”), the Closing Price of the Japan Shares on any Trading Day following the Liquidation Event will be determined by the Calculation Agent and will be deemed to equal the product of (i) the closing value of the MSCI Japan Index (or any relevant Successor Index, as described below) on such Trading Day, (taking into account any material changes in the method of calculating the MSCI Japan Index following such Liquidation Event) times (ii) a fraction, the numerator of which is the Closing Price of the Japan Shares and the denominator of which is the closing value of the MSCI Japan Index (or any relevant Successor Index, as described below), each determined as of the last day prior to the occurrence of the Liquidation Event on which a Closing Price was available.

If MSCI, Inc., which we refer to as MSCI, discontinues publication of the MSCI Japan Index and MSCI or another entity (including MS & Co.) publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued MSCI Japan Index (such index being referred to herein as a “Successor Index”), then the Final Price for the Japan Shares on any Trading Day, following a Liquidation Event will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on such Trading Day.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to us and to DTC, as holder of the PLUS, within three Trading Days of such selection.  We expect that such notice will be passed on to you, as a beneficial owner of the PLUS, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If MSCI discontinues publication of the MSCI Japan Index following any Liquidation Event and prior to, and such discontinuance is continuing on, the Valuation Date or the date of acceleration, and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Final Price for the Japan Shares for such date.  Such Final Price will be computed by the Calculation Agent in accordance with the formula for calculating the MSCI Japan Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently composing the MSCI Japan Index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the MSCI Japan Index may adversely affect the value of the PLUS.

Alternate Exchange Calculation in Case of an Event of Default

In case an event of default with respect to the PLUS shall have occurred and be continuing, the amount declared due and payable per PLUS upon any acceleration of the PLUS (the “Event of Default Acceleration Amount”) shall be determined by the Calculation Agent and shall be an amount in cash equal to the Payment at Maturity calculated as though the date of acceleration were the Valuation Date.

If the maturity of the PLUS is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the PLUS, if any, as promptly as possible and in no event later than two Business Days after the date of acceleration.

The Japan Shares
The iShares® MSCI Japan Index Fund is an exchange-traded fund managed by iShares®, Inc. (“iShares”), a registered investment company.  iShares consists of numerous separate investment portfolios, including the iShares® MSCI Japan Index Fund.  This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Japan Index.  Information provided to or filed with the Commission by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at http://www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the PLUS offered hereby and does not relate to the Japan Shares.  We have derived all disclosures contained in this pricing supplement regarding iShares from the publicly available documents described in the preceding paragraph.  In connection with the offering of the PLUS, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding iShares is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the Japan Shares (and therefore the price of the Japan Shares at the time we priced the PLUS) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares could affect the value received at maturity with respect to the PLUS and therefore the trading prices of the PLUS.

Neither we nor any of our affiliates makes any representation to you as to the performance of the Japan Shares.

We and/or our affiliates may presently or from time to time engage in business with iShares.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the Japan Shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the PLUS under the securities laws.  As a prospective purchaser of the PLUS, you should undertake an independent investigation of iShares as in your judgment is appropriate to make an informed decision with respect to an investment in the Japan Shares.

iShares® is a registered mark of BlackRock Institutional Trust Company, N.A. (“BTC”). The PLUS are not sponsored, endorsed, sold, or promoted by BTC.  BTC makes no representations or warranties to the owners of the PLUS or any member of the public regarding the advisability of investing in the PLUS.  BTC has no obligation or liability in connection with the operation, marketing, trading or sale of the PLUS.

The MSCI Japan Index	The MSCI Japan Index is calculated, published and disseminated daily by MSCI.

The MSCI Japan Index is a free float adjusted market capitalization index that is designed to measure large- and mid-cap Japanese equity market performance, to reflect the sectoral diversity of the Japanese equity market and to represent Japanese companies that are available to investors worldwide. Securities listed on the Tokyo, Osaka, JASDAQ and Nagoya Stock Exchanges are eligible for inclusion in the MSCI Japan Index and the MSCI Japan Index consists of stocks traded primarily on the Tokyo Stock Exchange.  As of September 30, 2009, the MSCI Japan Index’s three largest sectors were consumer discretionary, industrials and financials.  The MSCI Japan Index is member of the MSCI international equity index series and represents the Japanese equity portion of the global benchmark MSCI ACWI (All Country World Index) Index.

The MSCI Japan Index seeks to measure the performance of the Japanese equity market.  It is a capitalization-weighted index that aims to capture 85% of the (publicly available) total market capitalization, and contains only securities listed on stock exchanges in Japan (as included, the “Component Stocks”).  Component companies are adjusted for available float and must meet objective criteria for inclusion to the MSCI Japan Index, taking into consideration unavailable strategic shareholdings and limitations to foreign ownership. MSCI reviews the MSCI Japan Index quarterly.

MSCI undertakes an index construction process, which involves: (i) defining the Equity Universe; (ii) determining the Market Investable Equity Universe for each market; (iii) determining market capitalization size segments for each market; (iv) applying Index Continuity Rules for the MSCI Standard Index; (v) creating style segments within each size segment within each market; and (vi) classifying securities under the Global Industry Classification Standard (“GICS®”).

Defining the Equity Universe

(i) Identifying Eligible Equity Securities: The Equity Universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, or listed securities that exhibit characteristics of equity securities, except mutual funds, exchange-traded funds, equity derivatives, limited partnerships, and most investment trusts, are eligible for inclusion in the Equity Universe. Real Estate Investment Trusts (“REITs”) in some countries and certain income trusts in Canada are also eligible for inclusion.

(ii) Country Classification of Eligible Securities: Each company and its securities (i.e., share classes) are classified in one and only one country, which allows for sorting of each company by its respective country.

Determining the Market Investable Equity Universes

A Market Investable Equity Universe for a market is derived by applying investability screens to individual companies and securities in the Equity Universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the Global Investable Market Indices methodology.

The investability screens used to determine the Investable Equity Universe in each market are as follows:

(i) Equity Universe Minimum Size Requirement: This investability screen is applied at the company level. In order to be included in a Market Investable Equity Universe, a company must have the required minimum full market capitalization. A company will meet this requirement if its cumulative free float-adjusted market capitalization is within the top 99% of the sorted Equity Universe.

(ii) Equity Universe Minimum Float-Adjusted Market Capitalization Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the Equity Universe Minimum Size Requirement.

(iii) DM and EM Minimum Liquidity Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security must have adequate liquidity. The Annualized Traded Value Ratio (“ATVR”), a measure that offers the advantage of screening out extreme daily trading volumes and taking into account the free float-adjusted market capitalization size of securities, is used to measure liquidity. In the calculation of the ATVR, the trading volumes in depository receipts associated with that security, such as ADRs or GDRs, are also considered. A minimum liquidity level of 20% ATVR is required for inclusion of a security in a Market Investable Equity Universe of a Developed Market, and a minimum liquidity level of 15% ATVR is required for inclusion of a security in a Market Investable Equity Universe of an Emerging Market.

(iv) Global Minimum Foreign Inclusion Factor Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a Market Investable Equity Universe. Exceptions to this general rule are made only in the limited cases where the exclusion of securities of a very large company would compromise the MSCI Japan Index’s ability to fully and fairly represent the characteristics of the underlying market.

(v) Minimum Length of Trading Requirement: This investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a Market Investable Equity Universe, the new issue must have started trading at least four months before the implementation of the initial construction of the index or at least three months before the implementation of a Semi-Annual Index Review. This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the Minimum Length of Trading Requirement and may be included in a Market Investable Equity Universe and the Standard Index outside of a Quarterly or Semi-Annual Index Review.

Defining Market Capitalization Size Segments for Each Market

Once a Market Investable Equity Universe is defined, it is segmented into the following size-based indices:

•	Investable Market Index (Large + Mid + Small)

•	Standard Index (Large + Mid)

•	Large Cap Index

•	Mid Cap Index

•	Small Cap Index

Creating the Size Segment Indices in each market involves the following steps: (i) defining the Market Coverage Target Range for each size segment; (ii) determining the Global Minimum Size Range for each size segment; (iii) determining the Market Size-Segment Cutoffs and associated Segment Number of Companies; (iv) assigning companies to the size segments; and (v) applying final size-segment investability requirements and index continuity rules.

Index Continuity Rules for the Standard Indices

In order to achieve index continuity, as well as provide some basic level of diversification within a market index, notwithstanding the effect of other index construction rules, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.  The application of this requirement involves the following steps:

If after the application of the index construction methodology, a Standard Index contains fewer than five securities in a Developed Market or three securities in an Emerging Market, then the largest securities by free float-adjusted market capitalization are added to the Standard Index in order to reach five constituents in that Developed Market or three in that Emerging Market. At subsequent Index Reviews, if the free float-adjusted market capitalization of a non-index constituent is at least 1.50 times the free float-adjusted market capitalization of the smallest existing constituent after rebalancing, the larger free float-adjusted market capitalization security replaces the smaller one.

Creating Style Indices within Each Size Segment

All securities in the investable equity universe are classified into Value or Growth segments using the MSCI Global Value and Growth methodology.

Classifying Securities under the Global Industry Classification Standard (“GICS®”)

All securities in the Global Investable Equity Universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with S&P’s, the GICS®.  The GICS entails four levels of classification:  (1) sector; (2) industry group; (3) industries; and (4) sub-industries. Under the GICS, each company is assigned to one sub-industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.

Index Maintenance

The MSCI Global Investable Market Indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, and index stability and low index turnover.

In particular, index maintenance involves:

(i) Semi-Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:

•	Updating the indices on the basis of a fully refreshed Equity Universe.

•	Taking buffer rules into consideration for migration of securities across size and style segments.

•	Updating FIFs and Number of Shares (“NOS”).

The objective of the SAIRs is to systematically reassess the various dimensions of the Equity Universe for all markets on a fixed semi-annual timetable. A SAIR involves a comprehensive review of the Size Segment and Global Value and Growth Indices.

(ii) Quarterly Index Reviews (“QIRs”) in February and August (in addition to the SAIRs in May and November) of the Size Segment Indices aimed at:

•	Including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index.

•	Allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR.

•	Reflecting the impact of significant market events on FIFs and updating NOS.

QIRs are designed to ensure that the indices continue to be an accurate reflection of the evolving equity marketplace. This is achieved by a timely reflection of significant market driven changes that were not captured in the index at the time of their actual occurrence but are significant enough to be reflected before the next SAIR. QIRs may result in additions or deletions due to migration to another Size Segment Index, and changes in FIFs and in NOS. Only additions of significant new investable companies are considered, and only for the Standard Index. The buffer zones used to manage the migration of companies from one segment to another are wider than those used in the SAIR. The style classification is reviewed only for companies that are reassigned to a different size segment.

(iii) Ongoing event-related changes. Ongoing event-related changes to the indices are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis. These changes generally are reflected in the indices at the time of the event. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

Announcement Policy

The results of the SAIRs are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of May and November.

The results of the QIRs are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of February and August.

All changes resulting from corporate events are announced prior to their implementation in the MSCI indices.

The changes are typically announced at least ten business days prior to the changes becoming effective in the indices as an “expected” announcement, or as an “undetermined” announcement, when the effective dates are not known yet or when aspects of the event are uncertain. MSCI sends “confirmed” announcements at least two business days prior to events becoming effective in the indices, provided that all necessary public information concerning the event is available. The full list of all new and pending changes is delivered to clients on a daily basis, at 5:30 p.m., US Eastern Time.

In exceptional cases, events are announced during market hours for same or next day implementation. Announcements made by MSCI during market hours are usually linked to late company disclosure of corporate events or unexpected changes to previously announced corporate events.

In the case of secondary offerings representing more than 5% of a security’s number of shares for existing constituents, these changes will be announced prior to the end of the subscription period when possible and a subsequent announcement confirming the details of the event (including the date of implementation) will be made as soon as the results are available.

Both primary equity offerings and secondary offerings for U.S. securities, representing at least 5% of the security’s number of shares, will be confirmed through an announcement during market hours for next day or shortly after implementation, as the completion of the events cannot be confirmed prior to the notification of the pricing.

Early deletions of constituents due to bankruptcy or other significant cases are announced as soon as practicable prior to their implementation in the MSCI indices.

For Standard Index constituents, a more descriptive text announcement is sent to clients for significant events that meet any of the following criteria:

•	Additions and deletions of constituents.

•	Changes in free float-adjusted market capitalization equal to or larger than USD 5 billion, or with an impact of at least 1% of the constituent’s underlying country index.

If warranted, MSCI Inc. may make additional announcements for events that are complex in nature and for which additional clarification could be beneficial.

IPOs and Other Early Inclusions. Early inclusions of large IPOs in the MSCI Standard Index Series are announced no earlier than the first day of trading and no later than before the opening of the third day of trading in the market where the company has its primary listing. Early inclusions of already listed securities following large secondary offerings of new and/or existing shares are announced no earlier than shortly after the end of the offer period.

GICS®. Non-event related changes in industry classification at the sub-industry level are announced at least two weeks prior to their implementation as of the close of the last U.S. business day of each month. MSCI announces GICS changes twice a month, the first announcement being made on the first U.S. business day of the month and the second one being made at least ten U.S. business days prior to the last U.S. business day of the month. All GICS changes announced in a given month will be implemented as of the close of the last U.S. business day of the month.

Index Calculation

Price Index Level

The MSCI indices are calculated using the Laspeyres’ concept of a weighted arithmetic average together with the concept of chain-linking.  As a general principle, the level of the relevant MSCI index level is obtained by applying the change in the market performance to the previous period level for such MSCI index.

Where:

•	PriceIndexLevelUSDt-1 is the Price Index level in USD at time t-1.

•	IndexAdjustedMarketCapUSDt is the Adjusted Market Capitalization of the index in USD at time t.

•	IndexInitialMarketCapUSDt is the Initial Market Capitalization of the index in USD at time t.

•	PriceIndexLevelLocalt-1 is the Price Index level in local currency at time t-1.

•	IndexAdjustedMarketCapForLocalt is the Adjusted Market Capitalization of the index in USD converted using FX rate as of t-1 and used for local currency index at time t-1.

Note: IndexInitialMarketCapUSD was previously called IndexUnadjustedMarketCapPreviousUSD

SecurityIndex of Price in Local Currency

The Security Index of Price is distributed in MSCI daily and monthly security products.  It represents the price return from period to period by utilizing the concept of an index of performance with an arbitrary base value.  The index of price is fully adjusted for capital changes and is expressed in local currency.

Where:

•	SecurityPriceIndexLevelt-1 is Security Price Index level at time t-1.

•	SecurityAdjustedMarketCapForLocalt is the Adjusted Market Capitalization of security s in USD converted using FX rate as of t-1.

•	SecurityInitialMarketCapUSDt is the Initial Market Capitalization of security s in USD at time t.

•	IndexNumberOfSharest-1 is the number of shares of security s at time t-1.

•	PricePerSharet is the price per share of security s at time t.

•	PricePerSharet-1 is the price per share of security s at time t-1.

•
InclusionFactort is the inclusion factor of security s at time t. The inclusion factor can be one or the combination of the following factors: Foreign Inclusion Factor, Domestic Inclusion Factor Growth Inclusion Factor, Value Inclusion Factor, Index Inclusion Factor.

•	PAFt is the Price Adjustment Factor of security s at time t.

•	FXratet -1 is the FX rate of the price currency of security s vs USD at time t-1. It is the value of 1 USD in foreign currency.

•
ICIt is the Internal Currency Index of price currency at time t. The ICI is different than 1 when a country changes the internal value of its currency (e.g. from Turkish Lira to New Turkish Lira – ICI = 1,000,000).

•	ICIt-1 is the Internal Currency Index of price currency at time t-1.

Index Market Capitalization

Where:

•	IndexNumberOfSharest-1 is the number of shares of security s at time t-1.

•	PricePerSharet is the price per share of security s at time t.

•	PricePerSharet-1 is the price per share of security s at time t-1.

•
InclusionFactort is the inclusion factor of security s at time t. The inclusion factor can be one or the combination of the following factors: Foreign Inclusion Factor, Domestic Inclusion Factor Growth Inclusion Factor, Value Inclusion Factor, Index Inclusion Factor.

•	PAFt is the Price Adjustment Factor of security s at time t.

•	FXratet is the FX rate of the price currency of security s vs USD at time t. It is the value of 1 USD in foreign currency.

•	FXratet -1 is the FX rate of the price currency of security s vs USD at time t-1. It is the value of 1 USD in foreign currency.

•
ICIt is the Internal Currency Index of price currency at time t. The ICI is different than 1 when a country changes the internal value of its currency (e.g. from Turkish Lira to New Turkish Lira – ICI = 1,000,000).

•	ICIt-1 is the Internal Currency Index of price currency at time t-1.

Corporate Events

Mergers and Acquisitions. As a general principle, MSCI implements M&As as of the close of the last trading day of the acquired entity or merging entities (last offer day for tender offers), regardless of the status of the securities (index constituents or non-index constituents) involved in the event. MSCI uses market prices for implementation. This principle applies if all necessary information is available prior to the completion of the event and if the liquidity of the relevant constituent(s) is not expected to be significantly diminished on the day of implementation. Otherwise, MSCI will determine the most appropriate implementation method and announce it prior to the changes becoming effective in the indices.

Tender Offers. In tender offers, the acquired or merging security is generally deleted from the MSCI indices at the end of the initial offer period, when the offer is likely to be successful and/or if the free float of the security is likely to be substantially reduced (this rule is applicable even if the offer is extended), or once the results of the offer have been officially communicated and the offer has been successful and the security’s free float has been substantially reduced, if all required information is not available in advance or if the offer’s outcome is uncertain. The main factors considered by MSCI when assessing the outcome of a tender offer (not in order of importance) are: the announcement of the offer as friendly or hostile, a comparison of the offer price to the acquired security’s market price, the recommendation by the acquired company’s board of directors, the major shareholders’ stated intention whether to tender their shares, the required level of acceptance, the existence of pending regulatory approvals, market perception of the transaction, official preliminary results if any, and other additional conditions for the offer.

If a security is deleted from an index, the security will not be reinstated immediately after its deletion even when the tender offer is subsequently declared unsuccessful and/or the free float of the security is not substantially reduced. It may be reconsidered for index inclusion in the context of a quarterly index review or annual full country index review. MSCI uses market prices for implementation.

Late Announcements of Completion of Mergers and Acquisitions. When the completion of an event is announced too late to be reflected as of the close of the last trading day of the acquired or merging entities, implementation occurs as of the close of the following day or as soon as practicable thereafter. In these cases, MSCI uses a calculated price for the acquired or merging entities. The calculated price is determined using the terms of the transaction and the price of the acquiring or merged entity, or, if not appropriate, using the last trading day’s market price of the acquired or merging entities.

Conversions of Share Classes. Conversions of a share class into another share class resulting in the deletion and/or addition of one or more classes of shares are implemented as of the close of the last trading day of the share class to be converted.

Spin-Offs. On the ex-date of a spin-off, a PAF is applied to the price of the security of the parent company. The PAF is calculated based on the terms of the transaction and the market price of the spun-off security. If the spun-off entity qualifies for inclusion, it is included as of the close of its first trading day. If appropriate, MSCI may link the price history of the spun-off security to a security of the parent company.

In cases of spin-offs of partially-owned companies, the post-event free float of the spun-off entity is calculated using a weighted average of the existing shares and the spun-off shares, each at their corresponding free float. Any resulting changes to FIFs and/or DIFs are implemented as of the close of the ex-date.

When the spun-off security does not trade on the ex-date, a “detached” security is created to avoid a drop in the free float-adjusted market capitalization of the parent entity, regardless of whether the spun-off security is added or not. The detached security is included until the spun-off security begins trading, and is deleted thereafter. Generally, the value of the detached security is equal to the difference between the cum price and the ex price of the parent security.

Corporate Actions. Corporate actions such as splits, bonus issues and rights issues, which affect the price of a security, require a price adjustment. In general, the PAF is applied on the ex-date of the event to ensure that security prices are comparable between the ex-date and the cum date. To do so, MSCI adjusts for the value of the right and/or the value of the special assets that are distributed. In general, corporate actions do not impact the free float of the securities because the distribution of new shares is carried out on a pro rata basis to all existing shareholders. Therefore, MSCI will generally not implement any pending number of shares and/or free float updates simultaneously with the event.

If a security does not trade for any reason on the ex-date of the corporate action, the event will be generally implemented on the day the security resumes trading.

Share Placements and Offerings. Changes in number of shares and FIF resulting from primary equity offerings representing more than 5% of the security’s number of shares are generally implemented as of the close of the first trading day of the new shares, if all necessary information is available at that time. Otherwise, the event is implemented as soon as practicable after the relevant information is made available. A primary equity offering involves the issuance of new shares by a company. Changes in number of shares and FIF resulting from primary equity offerings representing less than 5% of the security’s number of shares are deferred to the next regularly scheduled Quarterly Index Review following the completion of the event. For public secondary offerings of existing constituents representing more than 5% of the security’s number of shares, where possible, MSCI will announce these changes and reflect them shortly after the results of the subscription are known. Secondary public offerings that, given lack of sufficient notice, were not reflected immediately will be reflected at the next Quarterly Index Review. Secondary offerings involve the distribution of existing shares of current shareholders’ in a listed company and are usually pre-announced by a company or by a company’s shareholders and open for public subscription during a pre-determined period.  For U.S. securities, increases in number of shares and changes in FIFs and/or DIFs resulting from primary equity offerings and from secondary offerings representing at least 5% of the security’s number of shares will be implemented as soon as practicable after the offering is priced. Generally, implementation takes place as of the close of the same day that the pricing of the shares is made public. If this is not possible, the implementation will take place as of the close of the following trading day.

Debt-to-Equity Swaps. In general, large debt-to-equity swaps involve the conversion of debt into equity originally not convertible at the time of issue. In this case, changes in numbers of shares and subsequent FIF and/or DIF changes are implemented as of the close of the first trading day of the newly issued shares, or shortly thereafter if all necessary information is available at the time of the swap. In general, shares issued in debt-to-equity swaps are assumed to be issued to strategic investors. As such, the post event free float is calculated on a pro forma basis assuming that all these shares are non-free float. Changes in numbers of shares and subsequent FIF and/or DIF changes due to conversions of convertible bonds or other convertible instruments, including periodical conversions of preferred stocks and small debt-to-equity swaps are implemented as part of the quarterly index review.

Optional Dividends.  In the case of an optional dividend, the company offers shareholders the choice of receiving the dividend either in cash or in shares. However, shareholders electing the cash option may receive the dividend consideration in cash or shares, or some combination of cash and shares. These dividends are a common practice in the U.S. For dividend reinvestment purposes, MSCI assumes that investors elect the cash option, therefore the dividend is reinvested in the MSCI Daily Total Return (“DTR”) Indices and price adjustment is not necessary (if the dividend is less than 5% of the cum market price of the underlying security). In the event that shareholders electing the cash option receive the dividend distribution in shares, or a combination of cash and shares, MSCI will increase the number of shares accordingly after results have been officially communicated, with two full business days notice.

Suspensions and Bankruptcies. MSCI will remove from the MSCI Equity Index Series as soon as practicable companies that file for bankruptcy, companies that file for protection from their creditors and/or are suspended and for which a return to normal business activity and trading is unlikely in the near future. When the primary exchange price is not available, MSCI will delete securities at an over the counter or equivalent market price when such a price is available and deemed relevant. If no over the counter or equivalent price is available, the security will be deleted at the smallest price (unit or fraction of the currency) at which a security can trade on a given exchange. For securities that are suspended, MSCI will carry forward the market price prior to the suspension during the suspension period.

Certain MSCI Indices are Subject to Currency Exchange Risk.  Because the closing prices of the component securities are converted into U.S. dollars for purposes of calculating the value of certain MSCI indices, investors in the Securities linked to such MSCI indices will be exposed to currency exchange rate risk.  Exposure to currency changes will depend on the extent to which the relevant currency strengthens or weakens against the U.S. dollar.  The devaluation of the U.S. dollar against the applicable currency will result in an increase in the value of the relevant index.  Conversely, if the U.S. dollar strengthens against such currency, the value of such index will be adversely affected and may reduce or eliminate any return on your investment.  Fluctuations in currency exchange rates can have a continuing impact on the value of the indices, and any negative currency impact on the indices may significantly decrease the value of the Securities.  The return on an index composed of the component securities where the closing price is not converted into U.S. dollars can be significantly different than the return on the indices which are converted into U.S. dollars.

These guidelines and the policies implementing the guidelines are the responsibility of, and, ultimately, subject to adjustment by, MSCI.

Historical Graph
The following graph sets forth the historical performance of the Basket.  The graph covers the period from January 1, 2005 through February 9, 2010 and illustrates the effect of the offset and/or correlation among the Basket Components during such period.  The graph does not take into account the leverage factor on the PLUS, nor does it attempt to show your expected return on an investment in the PLUS.  You cannot predict the future performance of any of the Basket Components or of the Basket as a whole, or whether the strengthening of any of the Basket

Components will be offset by the weakening of other Basket Components, based on their historical performance.

Historical Basket Performance
January 1, 2005 through February 9, 2010

Historical Information
The following tables set forth the published high, low and end of quarter closing prices for each of the Basket Components for each calendar quarter in the period from January 1, 2005 to February 9, 2010.  The graphs following each Basket Component’s table set forth the historical performance of each respective Basket Component for the same period.  The closing values on February 9, 2010 were, for a share of the iShares® MSCI Japan Index Fund, $9.83, for Platinum, $1,496, for Silver, 1,520¢ and for Gold, $1,071.25.  We obtained the information in the tables and graphs from Bloomberg Financial Markets, without independent verification.  The Initial Price and the Final Price of the Basket Components will be determined with reference to the prices published by the Relevant Exchanges, respectively, in accordance with the provisions set forth herein, on the Pricing Date and Valuation Date, respectively, rather than the prices published by Bloomberg Financial Markets on such dates.  The historical prices and historical performance of the Basket Components should not be taken as an indication of future performance.  We cannot give you any assurance that the Basket Percentage Increase at maturity will be greater than zero so that you will receive a payment in excess of the Stated Principal Amount of the PLUS.  Because your return is linked to the performance of the Basket at maturity, there is no guaranteed return of any of your principal.  The prices of each of the Basket Components may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen.

If the Basket Performance Factor at maturity is less than 100%, you will lose money on your investment.

iShares® MSCI Japan Index Fund
Historical High, Low and Period End Closing Prices
January 1, 2005 through February 9, 2010
	High	Low	Period End
2005
First Quarter	11.04	10.39	10.47

	High	Low	Period End
Second Quarter	10.62	9.95	10.14
Third Quarter	12.39	10.08	12.19
Fourth Quarter	13.68	11.50	13.52
2006
First Quarter	14.47	13.19	14.38
Second Quarter	15.52	12.32	13.67
Third Quarter	14.04	12.57	13.54
Fourth Quarter	14.23	13.11	14.22
2007
First Quarter	15.12	13.89	14.61
Second Quarter	14.73	14.24	14.55
Third Quarter	14.77	13.46	14.30
Fourth Quarter	14.65	13.03	13.29
2008
First Quarter	13.28	11.53	12.37
Second Quarter	13.82	12.37	12.48
Third Quarter	12.51	10.23	10.66
Fourth Quarter	10.53	7.76	9.60
2009
First Quarter	9.63	6.84	7.91
Second Quarter	9.58	8.12	9.43
Third Quarter	10.30	9.19	9.94
Fourth Quarter	10.03	9.24	9.74
2010
First Quarter (through February 9, 2010)	10.49	9.75	9.83

iShares® MSCI Japan Index Fund
January 1, 2005 through February 9, 2010

Platinum
Historical High, Low and Period End Closing Prices
January 1, 2005 through February 9, 2010
(stated in U.S. dollars per troy ounce)
	High	Low	Period End
2005
First Quarter	883	844	864
Second Quarter	897	853	884
Third Quarter	930	860	929
Fourth Quarter	1,012	914	965
2006
First Quarter	1,084	982	1,076
Second Quarter	1,331	1,070	1,226
Third Quarter	1,268	1,127	1,140
Fourth Quarter	1,355	1,053	1,118
2007
First Quarter	1,248	1,118	1,244
Second Quarter	1,329	1,235	1,273
Third Quarter	1,377	1,240	1,377
Fourth Quarter	1,544	1,353	1,530
2008
First Quarter	2,273	1,531	2,040
Second Quarter	2,182	1,878	2,064
Third Quarter	2,075	1,004	1,004
Fourth Quarter	1,032	763	898
2009
First Quarter	1,152	918	1,124
Second Quarter	1,275	1,076	1,186
Third Quarter	1,339	1,095	1,287
Fourth Quarter	1,494	1,269	1,461
2010
First Quarter (through February 9, 2010)	1,627	1,475	1,496

Platinum
January 1, 2005 through February 9, 2010

Silver
Historical High, Low and Period End Closing Prices
January 1, 2005 through February 9, 2010
(stated in U.S. cents per troy ounce)
	High	Low	Period End
2005
First Quarter	757.00	639.00	718.75
Second Quarter	753.00	685.00	710.00
Third Quarter	753.00	674.00	753.00
Fourth Quarter	922.50	734.50	883.00
2006
First Quarter	1,175.50	883.00	1,175.50
Second Quarter	1,494.00	972.00	1,070.00
Third Quarter	1,315.00	1,052.00	1,155.00
Fourth Quarter	1,405.00	1,082.50	1,290.00
2007
First Quarter	1,458.00	1,221.00	1,335.00
Second Quarter	1,409.00	1,226.00	1,254.00
Third Quarter	1,365.00	1,167.00	1,365.00
Fourth Quarter	1,582.00	1,321.00	1,476.00
2008
First Quarter	2,092.00	1,493.00	1,799.00
Second Quarter	1,856.00	1,619.00	1,765.00
Third Quarter	1,930.00	1,066.00	1,296.00
Fourth Quarter	1,228.00	888.00	1,079.00
2009
First Quarter	1,439.00	1,051.00	1,311.00
Second Quarter	1,597.00	1,198.00	1,394.00
Third Quarter	1,738.00	1,247.00	1,645.00
Fourth Quarter	1,918.00	1,621.00	1,699.00
2010
First Quarter (through February 9, 2010)	1,884.00	1,514.00	1,520.00

Silver
January 1, 2005 through February 9, 2010

Gold
High and Low Daily Fixing Prices and End-of-Quarter Prices
January 1, 2005 through February 9, 2010
(stated in U.S. dollars per troy ounce)
	High	Low	Period End
2005
First Quarter	443.70	411.10	427.50
Second Quarter	440.55	414.45	437.10
Third Quarter	473.25	418.35	473.25
Fourth Quarter	536.50	456.50	513.00
2006
First Quarter	584.00	524.75	582.00
Second Quarter	725.00	567.00	613.50
Third Quarter	663.25	573.60	599.25
Fourth Quarter	648.75	560.75	632.00
2007
First Quarter	685.75	608.40	661.75
Second Quarter	691.40	642.10	650.50
Third Quarter	743.00	648.75	743.00
Fourth Quarter	841.10	725.50	833.75
2008
First Quarter	1,011.25	846.75	933.50
Second Quarter	946.00	853.00	930.25
Third Quarter	986.00	740.75	884.50
Fourth Quarter	903.50	712.50	869.75
2009
First Quarter	989.00	810.00	916.50
Second Quarter	981.75	870.25	934.50
Third Quarter	1,018.50	908.50	995.75
Fourth Quarter	1,212.50	1,003.50	1,087.50
2010
First Quarter (through February 9, 2010)	1,153.00	1,058.00	1,071.25

Gold
January 1, 2005 through February 9, 2010

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the PLUS will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the PLUS.  The original issue price of the PLUS includes the Agent’s commissions (as shown on the cover page of this pricing supplement) paid with respect to the PLUS and the cost of hedging our obligations under the PLUS.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the PLUS by taking positions in the Basket Commodities and the Japan Shares, in futures or options contracts on the Basket Components or any component stocks of the MSCI Japan Index listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could potentially increase the values of the Basket Components, and, therefore, increase the values at which the Basket Components must close on the Valuation Date before you would receive at maturity a payment that exceeds the Stated Principal Amount of the PLUS.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the PLUS, including on the Valuation Date, by purchasing and selling the Basket Components and/or the stocks underlying the MSCI Japan Index or futures or options contracts on the Basket Components or the stocks underlying the MSCI Japan Index listed on major securities or commodities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the Valuation Date.  We cannot give any assurance that our hedging activities will not affect the value of the Basket Components and, therefore, adversely affect the value of the PLUS or the payment you receive at maturity, if any.

Supplemental Information Concerning
Plan of Distribution; Conflicts of Interest
Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the aggregate principal amount of PLUS set forth on the cover of this pricing supplement.  The Agent proposes initially to offer the PLUS directly to the public at the public offering price set forth on the cover page of this pricing supplement.  The Agent may distribute the PLUS through Morgan Stanley Smith Barney LLC (“MSSB”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and

Bank Morgan Stanley AG are affiliates of Morgan Stanley.  The Agent may allow a concession not in excess of $17.10 per PLUS to MSSB; provided that, concessions allowed to MSSB in connection with the offering may be reclaimed by the Agent if, within 30 days of the offering, the Agent repurchases the PLUS distributed by MSSB.  After the initial offering of the PLUS, the Agent may vary the offering price and other selling terms from time to time.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with NASD Rule 2720, MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account without the prior written approval of the customer.

We expect to deliver the PLUS against payment therefor in New York, New York on      , 2010, which is the fifth scheduled Business Day following the date of this pricing supplement and of the pricing of the PLUS.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade the PLUS more than three Business Days prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

In order to facilitate the offering of the PLUS, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the PLUS.  Specifically, the Agent may sell more PLUS than it is obligated to purchase in connection with the offering, creating a naked short position in the PLUS, for its own account.  The Agent must close out any naked short position by purchasing the PLUS in the open market.  A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the PLUS in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, the PLUS, the component stocks of the MSCI Japan Index, any of the basket commodities or the Japan Shares in the open market to stabilize the price of the PLUS.  Any of these activities may raise or maintain the market price of the PLUS above independent market levels or prevent or retard a decline in the market price of the PLUS.  The Agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of PLUS.  See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the PLUS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the PLUS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the PLUS, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the PLUS has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the PLUS or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the PLUS under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the PLUS.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The PLUS have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The PLUS may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The PLUS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the PLUS or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the PLUS to the public in Hong Kong as the PLUS have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the PLUS, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the PLUS which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The PLUS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the PLUS nor make the PLUS the subject of an invitation for subscription or purchase, nor will they circulate or distribute the pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the PLUS, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)    a person who acquires the PLUS for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Benefit Plan Investor Considerations
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which we refer to as a “plan,” should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the PLUS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered “parties in interest” within the meaning of ERISA or “disqualified persons” within the meaning of the Code with respect to many plans, as well as many individual retirement accounts and Keogh plans (also “plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the PLUS are acquired by or with the assets of a plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the PLUS. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the PLUS nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the plan involved in the transaction and provided further that the plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the PLUS.

Because we may be considered a party in interest with respect to many plans, the PLUS may not be purchased, held or disposed of by any plan, any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a plan, transferee or holder of the PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding thereof that either (a) it is not a plan or a plan asset entity, is not purchasing such PLUS on behalf of or with “plan assets” of any plan, or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding or disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the PLUS on behalf of or with “plan assets” of any plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the PLUS has exclusive responsibility for ensuring that its purchase, holding and disposition of the PLUS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any of the PLUS to any plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the PLUS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., MSSB or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the PLUS by the account, plan or annuity.

Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the PLUS, either directly or indirectly.

United States Federal Taxation
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the PLUS issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the PLUS.  This discussion applies only to initial investors in the PLUS who:

• purchase the PLUS at their “issue price”; and

• will hold the PLUS as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

• certain financial institutions;

• insurance companies;

• certain dealers and traders in securities, commodities or foreign currencies;

• investors holding the PLUS as part of a hedging transaction, “straddle,” conversion transaction, integrated transaction or constructive sale transaction;

• U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;

• partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

• regulated investment companies;

• real estate investment trusts;

• tax-exempt entities, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively; or

• persons subject to the alternative minimum tax.

In addition, we will not attempt to ascertain whether any issuers of any shares to which the PLUS relates (such shares hereafter referred to as “Underlying Shares”) are treated as “passive foreign investment companies” (“PFICs”) within the meaning of Section 1297 of the Code.  If any of the issuers of Underlying Shares were so treated, certain adverse U.S. federal income tax consequences might apply to a U.S. Holder (as defined below) upon the sale, exchange or settlement of a PLUS.  You should refer to information filed with the Securities and Exchange Commission or another governmental authority by any such issuers of the Underlying Shares and consult your tax adviser regarding the possible consequences to you if any such issuers are or become PFICs.

As stated above, this discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances.  As the law applicable to the U.S. federal income taxation of instruments such as the PLUS is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein.  Persons considering the purchase of the PLUS should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Under current law, each PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the PLUS or instruments that are similar to the PLUS for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or the courts will agree with the tax treatment described herein.  Accordingly, you should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the PLUS (including possible alternative treatments of the PLUS) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of each PLUS as an open transaction.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a PLUS that is, for U.S. federal income tax purposes:

• a citizen or resident of the United States;

• a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof; or

• an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the PLUS

Assuming the characterization and treatment of the PLUS as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Maturity.  A U.S. Holder should not be required to recognize taxable income over the term of the PLUS prior to maturity, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the PLUS should equal the amount paid by the U.S. Holder to acquire the PLUS.

Sale, Exchange or Settlement of the PLUS.  Upon a sale or exchange of the PLUS, or upon settlement of the PLUS at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the PLUS sold, exchanged or settled.  Subject to the discussion below concerning the potential application of the “constructive ownership” rule under Section 1260 of the Code, any gain or loss recognized upon the sale, exchange or settlement of a PLUS should be long-term capital gain or loss if the U.S. Holder has held the PLUS for more than one year at such time.

Potential Application of the Constructive Ownership Rule. Because the PLUS is linked to shares of an exchange-traded fund, although the matter is not clear, there is a substantial risk that an investment in the PLUS will be treated as a “constructive ownership transaction.”  A “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as shares of the iShares MSCI Japan Index Fund (the “Underlying ETF Shares”)).  Under the “constructive ownership” rule, if an investment in the PLUS is treated as a “constructive ownership transaction” due to the inclusion of the Underlying ETF Shares as a Basket Component, it is not clear to what extent all or a portion of any long-term capital gain recognized by a U.S. Holder in respect of a PLUS could be recharacterized as ordinary income (which ordinary income would also be subject to an interest charge).  Accordingly, U.S. Holders should consult their tax advisers regarding the potential application of the “constructive ownership” rule.

Possible Alternative Tax Treatments of an Investment in the PLUS

Due to the absence of authorities that directly address the proper tax treatment of the PLUS, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above.  In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning a PLUS under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).

If the IRS were successful in asserting that the Contingent Debt Regulations apply to the PLUS, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue original issue discount (“OID”) on the PLUS every year at a “comparable yield” determined at the time of their issuance.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the PLUS would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss, to the extent of the U.S. Holder’s prior accruals of OID, and as capital loss thereafter.

Even if the Contingent Debt Regulations do not apply to the PLUS, other alternative federal income tax characterizations of the PLUS are also possible, which if applied could also affect the timing and character of the income or loss with respect to the PLUS.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime (as discussed above).  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition,  information returns will be filed with the IRS in connection with payments on the PLUS and the proceeds from a sale or other disposition of the PLUS, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a PLUS that is, for U.S. federal income tax purposes:

• an individual who is classified as a nonresident alien;
• a foreign corporation; or
• a foreign trust or estate.

The term “Non-U.S. Holder” does not include any of the following holders:

•    a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

• certain former citizens or residents of the United States; or

• a holder for whom income or gain in respect of the PLUS is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in a PLUS.

Tax Treatment upon Sale, Exchange or Settlement of the PLUS

In general.  Assuming the treatment of the PLUS as set forth above is respected, a Non-U.S. Holder of the PLUS will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If all or any portion of a PLUS were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the PLUS would not be subject to U.S. federal withholding tax, provided that:

• the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

• the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

• the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and

• the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement.  The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a PLUS (or a financial institution holding the PLUS on behalf of the beneficial owner) furnishes to us an IRS Form W-8BEN, on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the PLUS.  While the notice requests comments on appropriate transition rules and effective dates, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might affect the withholding tax consequences of an investment in the PLUS, possibly with retroactive effect.  Accordingly, if you are a non-U.S. investor, you should consult your tax adviser regarding the issues presented by the notice.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S.

federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the PLUS are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the PLUS.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the PLUS at maturity as well as in connection with the proceeds from a sale, exchange or other disposition.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the PLUS ― Certification Requirement” will satisfy the certification requirements necessary to avoid the backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.